Exhibit 10.15

Forgent Power Solutions, Inc.
2026 Equity Incentive Plan

Stock Option Award Agreement

(Employee Form)
This stock option award agreement (this “Agreement”) is made by and between Forgent Power Solutions, Inc., a Delaware corporation (the “Company”), and Participant Name (the “Participant”), effective as of Grant Date (the “Date of Grant”).
RECITALS

WHEREAS, the Company has adopted the Forgent Power Solutions, Inc. 2026 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an option (the “Stock Option”) to the Participant that will provide the Participant with the opportunity to purchase up to the number of shares of Common Stock (the “Shares”) set forth below with an exercise price per Share as set forth above, in each case subject to adjustment as described below.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:
1.Grant of Award. The Company hereby grants to the Participant, effective as of the Date of Grant, Number of Shares of Stock subject to the Stock Option at an Exercise Price per Share of $ , on the terms and conditions set forth in the Plan and this Agreement. The Stock Option evidenced by this Agreement is a Nonqualified Stock Option (that is, an option that is not intended to qualify as an Incentive Stock Option) and is granted to the Participant in connection with the Participant’s Service.

2.Vesting. The term “vest” as used herein with respect to the Stock Option or any portion thereof means to become exercisable and the term “vested” with respect to the Stock Option (or any portion thereof) means that the Stock Option (or portion thereof) is then exercisable. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option shall vest as follows:

(a)General. One-third (1/3rd) of the Shares subject to the Stock Option shall vest on each of the first three (3) anniversaries of the Date of Grant, subject to the Participant’s continued Service through the applicable vesting date. Subject to Section 2(b) and Section 2(c), the unvested portion of the Stock Option will be forfeited automatically and without consideration upon the Participant’s termination of Service.

Exhibit 10.15

(b)Cessation of Employment. If the Participant’s Employment ceases, except as expressly provided in Section 2(c) below, the Stock Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Stock Option that is then outstanding will remain exercisable for the lesser of (i) a period of three (3) months following such cessation of Service or (ii) the Expiration Date and will thereupon immediately terminate; provided, however, that if the cessation of the Participant’s Service is due to his or her death or by the Company due to his or her Disability, any vested portion of the Stock Option that is then outstanding will remain exercisable for the lesser of (I) the one-(1) year period ending on the first anniversary of such cessation of Service or (II) the Expiration Date and will thereupon immediately terminate.
(c)Accelerated Vesting. If the acquiring, surviving or successor entity in the Change in Control does not assume, continue or substitute the Participant’s unvested Stock Option, whether or not the Participant’s Service is terminated as a result of the Change in Control, the Stock Option, to the extent then outstanding and unvested, shall become fully vested as of the date of such Change in Control, subject to the Participant’s continued Service until immediately prior to the Change in Control. If the acquiring, surviving or successor entity in the Change in Control does assume, continue or substitute Participant’s unvested Stock Option and the Participant’s Service is terminated by the Company without Cause upon or within twenty-four (24) months following a Change in Control, the Stock Option, to the extent then outstanding and unvested, shall become fully vested as of the date of termination of Service, and the Stock Option will be exercisable in accordance with the terms of Section 2(b) above.
3.Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and must be in written or electronic form acceptable to the Committee, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to the estate or beneficiary of the Participant or a permitted transferee, such estate or beneficiary or permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or by such other party as the Committee may prescribe and be accompanied by payment in full of the exercise price by cash or check, through a broker-assisted exercise program acceptable to the Committee, or as otherwise provided in the Plan. The latest date on which the Stock Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”) and, if not exercised by such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate.
4.Withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon exercise of the Stock Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Committee) all taxes required

Exhibit 10.15

to be withheld, if any. No Shares will be issued pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Participant authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section.
5.Section 280G Best Net-of-Tax Cutback. In the event that any payments or benefits provided under the Plan and this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under the Plan, this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any reduction pursuant to this Section 5 shall be made in a manner that results in the greatest economic benefit for the Participant and is consistent with the requirements of Section 409A. Any determination required under this Section 5 shall be made in writing by a nationally recognized public accounting firm selected the Company and the Company and the Participant shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make such determination.
6.Miscellaneous Provisions
(a)Transfer Restrictions. The Stock Option may not be transferred except as expressly permitted under Section 6.6 of the Plan.
(b)Clawback Policy. The Participant acknowledges that the Participant is subject to the provisions of Section 12 (Forfeiture Events) and Section 15.6 (Trading Policy and Other Restrictions) of the Plan and any compensation recovery, “clawback” or similar policy adopted by the Company from time to time and/or made applicable by law.
(c)Adjustments. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.4 of the Plan, the Stock Option may be adjusted in accordance with Section 4.4 of the Plan.

Exhibit 10.15

(d)No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.
(e)Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.
(f)Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.
(g)Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.
(h)Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(i)Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.
(j)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(k)Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Stock Option subject

Exhibit 10.15

to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail. The Participant understands they have a right to consult with counsel and have been afforded the opportunity to consult with an attorney to the extent they wish to do so.
[Signature page follows.]

Exhibit 10.15
    IN WITNESS WHEREOF, the Company and the Participant have executed this Stock Option Award Agreement as of the dates set forth below.

PARTICIPANT	FORGENT POWER SOLUTIONS, INC.
By: Electronic Signature	By: /s/ Tyson Hottinger

Name: Participant Name	Name: Tyson Hottinger, Chief Legal Officer

[Signature Page – Stock Option Award Agreement]